Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Tasker Capital Corp. on Form SB-2 of our report, dated March 31, 2005, relating to the consolidated balance sheet of Tasker Capital Corp. and Subsidiary (a development stage company) as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey

September 13, 2005